As filed with the Securities and Exchange Commission on November 13, 2009.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CENTRAL FEDERAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	34-1877137
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2923 SMITH ROAD
FAIRLAWN, OHIO 44333
(Address, including zip code, of Registrant’s Principal Executive Offices)

CENTRAL FEDERAL CORPORATION 2009 EQUITY COMPENSATION PLAN
(Full title of the Plan)

ELOISE L. MACKUS
EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
CENTRAL FEDERAL CORPORATION
2923 SMITH ROAD
FAIRLAWN, OHIO 44333
(Name and address of agent for service)
330.666.7979
(Telephone number, including area code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

			Proposed maximum	Proposed maximum
Title of securities to	Amount to be		offering price per	aggregate offering	Amount of
be registered	registered(1)		share(2)	price(2)	registration fee(2)
Common Stock, $0.01 par value per share	1,089,588	(3)	$1.49	$1,623,486	$90.59

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares of Common Stock that may be offered or issued pursuant to the antidilution provisions of the Central Federal Corporation 2009 Equity Compensation Plan (the “2009 Plan”).

(2)	Estimated pursuant to Securities Act Rules 457(c) and 457(h) solely for purposes of calculating the amount of the registration fee based on the average of the high and low prices reported for shares of Common Stock on the Nasdaq Capital Market on November 11, 2009.

(3)	Includes 1,000,000 shares of Common Stock, not previously registered, and 89,588 shares of Common Stock available for grant under the Third Amended and Restated Central Federal Corporation 2003 Equity Compensation Plan (the “Prior Plan”). Concurrently with the filing of this Registration Statement, the Registrant is filing a post-effective amendment to the applicable registration statements for the Prior Plan to deregister the 89,588 shares that are being transferred to this Registration Statement and issuable under the 2009 Plan. An additional 330,879 shares of Common Stock are currently subject to outstanding awards under the Prior Plan and could potentially become available for issuance in the future under the 2009 Plan to the extent such awards expire unexercised or are forfeited or settled for cash (in whole or in part).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I of the Registration Statement will be provided to each participant in the Central Federal Corporation 2009 Equity Compensation Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Those documents, which are not being filed with the Securities and Exchange Commission (the “Commission”) in accordance with the instructions to Form S-8, and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents of Central Federal Corporation (the “Company”) previously filed with the Commission are incorporated herein by reference (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with Commission rules):
1.	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

2.	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2009;

3.	the Company’s Current Reports on Form 8-K filed with the Commission on January 23, March 20, April 14, and September 21, 2009; and

4.	the description of the Company’s Common Stock contained in the Company’s registration statement on Form 8-A filed with the Commission on November 6, 1998, including any amendments or reports filed for the purpose of updating that description.
In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not Applicable.
Item 5. Interests of Named Experts and Counsel.
Eloise L. Mackus Esq., who is providing an opinion on the legality of the Common Stock being registered hereby, is Executive Vice President, General Counsel and Corporate Secretary of the Registrant. As an employee of the Registrant, Ms. Mackus participates in employee benefit plans of the Registrant, on the same basis as other similarly eligible employees. Ms Mackus beneficially owned as of October 31, 2009, 54,500 shares, including 33,250 rights to acquire beneficial ownership of which 23,499 shares are vested while 9,751 shares are unvested. Ms. Mackus is eligible to participate in the 2009 Plan.

Item 6. Indemnification of Directors and Officers.
Delaware General Corporation Law
The Company is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware (“DGCL”) provides that a Delaware corporation:
(i)	May indemnify any person who was, is or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was illegal; and
(ii)	May indemnify any person who is, was or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by any such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation.
Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.
The determination that indemnity is proper in the circumstances, because the director or officer has met the applicable standard of conduct, shall be made in each specific case by a majority of the directors who are not parties to the action, by a committee of directors designated by a majority of such non-party directors, by independent legal counsel in a written opinion (if there are no non-party directors or at the request of a majority of the non-party directors) or by a majority vote of the outstanding shares of Common Stock.
The indemnification and advancement of expenses authorized by Section 145 is not exclusive of other such rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and a corporation is expressly authorized to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (i) any breach of the duty of loyalty to the Company or its stockholders, (ii) any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) certain transactions under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) any transaction from which the director receives a personal benefit in money, property or services to which the director is not legally entitled.

Certificate of Incorporation
As permitted by Section 145, Article Tenth of the Company’s Certificate of Incorporation, as amended (the “Charter”), provides that any director or officer of the Company or any person who is or was serving, at the request of the Company, as a director, officer, employee or agent of another corporation or partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, shall be indemnified and held harmless by the Company to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but in the case of any such amendment only to the extent that such amendment permits the Company to provide broader indemnification rights than the DGCL permitted the Company to provide prior to amendment).
Such indemnification extends to any expense, liability or loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by the indemnified person. Article Tenth also provides for the advancement of expenses to be incurred in connection with the defense of any claim; provided, however, that if the DGCL so requires, an advancement of expenses in connection with a claim made with respect to service as a director or officer will be provided only if the indemnified director or officer undertakes in writing to repay all amounts advanced if it is ultimately determined by final judicial decision that he is not entitled to be indemnified for such expenses.
The right to indemnification under Article Tenth is not exclusive of any other right the indemnified person may have or acquire under any statute, agreement, vote of stockholders or otherwise, to the extent permitted by the DGCL.
Finally, Article Tenth provides that the Company may grant to any employee or agent to the fullest extent permitted by the DGCL the rights of indemnification and advancement of expenses available to directors and officers under Article Tenth.
As permitted by Section 102(b)(7), Article Eleventh of the Charter provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty except with respect to (i) any breach of the duty of loyalty to the Company or its stockholders, (ii) any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) certain transactions under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.
Insurance
The Company also maintains insurance covering certain liabilities of the directors and the elected and appointed officers of the Company and its subsidiaries, including liabilities under the Securities Act.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits
See Exhibit Index.
Item 9. Undertakings.
A.	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that Paragraphs (A)(1)(i) and (A)(1)(ii) of this Item do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

(2)	That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairlawn, State of Ohio, on November 13, 2009.

CENTRAL FEDERAL CORPORATION
By:	/s/ Eloise L. Mackus
Eloise L. Mackus, Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE

*	Chairman, President and Chief Executive Officer of the Company
Mark S. Allio	(principal executive officer)

*	Treasurer and Chief Financial Officer of the Company
Therese Ann Liutkus	(principal financial officer and principal accounting officer)

* Jeffrey W. Aldrich	Director

* Thomas P. Ash	Director

* William R. Downing	Director

* Gerry W. Grace	Director

* Jerry F. Whitmer	Director

*	By:	/s/ Eloise L. Mackus
Eloise L. Mackus
Attorney-in-fact
November 13, 2009

EXHIBIT INDEX
The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

No.	Exhibit Description
4.1	Certificate of Incorporation of Central Federal Corporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 No. 333-64089 filed with the Commission on September 23, 1998).

4.2	Amendment to Certificate of Incorporation of Central Federal Corporation (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-2 No. 333-129315 filed with the Commission on October 28, 2005).

4.4	Amendment to Certificate of Incorporation of Central Federal Corporation (incorporated herein by reference to Exhibit 3.4 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on August 14, 2009).

4.5	Second Amended and Restated Bylaws of Central Federal Corporation (incorporated herein by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K filed with the Commission on March 27, 2008) (File No. 000-25045).

4.6	Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of Central Federal Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on December 5, 2008).

4.7	Warrant, dated December 5, 2008, to purchase shares of common stock of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Commission on December 5, 2008).

4.8	Central Federal Corporation 2009 Equity Compensation Plan (incorporated herein by reference to Appendix A of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 31, 2009).

5.1	Opinion of Eloise L. Mackus.*

23.1	Consent of Crowe Horwath LLP.*

23.2	Consent of Eloise L. Mackus (included in her opinion filed as Exhibit 5.1).*

24.1	Powers of Attorney (see signature pages).*

*	Filed herewith